Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS $0.55 EPS FOR FOURTH QUARTER INCLUDING A
RECORD $0.78 EPS LIFO EXPENSE; OPERATIONAL RESULTS EXCEEDED EXPECTATIONS
     Irving, TX — October 30, 2008 — Commercial Metals Company (NYSE: CMC) today reported net earnings of $232.0 million or $1.97 per diluted share on net sales of $10.4 billion for the year ended August 31, 2008. This compares with net earnings of $355.4 million or $2.92 per diluted share on net sales of $8.3 billion last year. The annual results included after-tax LIFO expense of a record $209 million or $1.78 per diluted share. This compares with after-tax LIFO expense of $33.3 million or $0.27 per diluted share last year. At year end, our LIFO reserve totaled $562 million. LIFO is an inventory costing method that assumes the most recent inventory purchases or goods manufactured are sold first which in periods of rising prices results in an expense that eliminates inflationary profits from net income. Changes in LIFO are not write-downs, write-offs or market adjustments. They are changes in cost components based on an assumption of inventory flows.
     Fourth quarter net earnings were $63.5 million or $0.55 per diluted share on net sales of $3.1 billion. This compares with $104.7 million or $0.86 per diluted share on net sales of $2.3 billion for the fourth quarter last year. The current year quarter included a record after-tax LIFO expense of $90.9 million or $0.78 per diluted share compared with after-tax LIFO income of $5.7 million or $0.05 per diluted share in last year’s fourth quarter.
     Management had projected an earnings range of $0.90 to $1.00 per diluted share assuming no LIFO effect for the quarter. Actual earnings per diluted share were $0.55 with a LIFO expense of $0.78 per diluted share. Operationally, the Company exceeded its projection by a range of $0.33 to $0.43 per diluted share. The LIFO expense arose from fourth quarter surges in scrap purchase costs. These costs were still in scrap inventories and as a component of finished goods at year end. There were also significant inventories in transit for our domestic steel marketing business.
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(CMC Year End 2008 – Page 2)
     Selling, general and administrative expenses in the fourth quarter included $10.6 million of costs associated with the investment in the global deployment of SAP software compared to $9.4 million in last year’s fourth quarter. For the year ended August 31, 2008, the amount expensed was $53.7 million as compared to $33.8 million last year; project to date we have expensed $88.7 million. Other SAP costs of $83.1 million have been capitalized since inception of the project, of which $49.9 million has been capitalized in the current year and $13.9 million in the current quarter.
     The effective tax rate for the quarter was 22.8% compared with last year’s 26.6%, and for the whole year was 31.1% compared with fiscal 2007 at 31.9%. The lower rate was due to a geographic shift in earnings (higher profits in Poland which has a lower tax rate).
General Conditions
     Murray R. McClean, Chairman, President and CEO, said, “The quarter continued the upward volatility in ferrous scrap pricing, and steel finished goods pricing outpaced ferrous scrap pricing resulting in metal margin expansion. Management had anticipated a softening of ferrous scrap prices which did occur, but not until the end of the quarter. The increased prices plus in-transit inventories led to yet another enormous LIFO charge. The record LIFO expense of $0.78 per diluted share was the third quarterly record in succession. Though the LIFO charge affords the Company a significant tax deferral, it does mask the underlying strong markets. The continued upward trend in metal pricing propelled our Americas Recycling segment to an all-time quarterly earnings record. For the second quarter in succession, the Americas Mills segment had increases in tons melted, rolled, and shipped. Continually escalating prices waylaid the Americas Fabrication and Distribution operations with a staggering LIFO charge and further margin compression. In the International Mills segment, our mill in Poland was the star performer while we continued the turnaround in Croatia. Our International Fabrication and Distribution segment set an all-time fourth quarter earnings record.”
Americas Recycling
     According to McClean, “Adjusted operating profit of $52.9 million represented the second consecutive time the segment set an all-time quarterly earnings record. It was aided by a small pre-tax LIFO income of $5.1 million compared to LIFO income of $9.3 million in last year’s fourth quarter. Ferrous scrap prices advanced during the quarter, peaking in July and beginning to tail by quarter end. Pricing was supported by continued strong international demand, record iron ore prices, and reduced prime scrap availability due to a slowdown in U.S. manufacturing. Ferrous operations accounted for almost 90% of the segment’s profitability. The average ferrous scrap sales price for the fourth quarter compared to last year’s fourth quarter increased $233 per short ton to $450 per short ton, while shipments (including the units that formerly were reported under the old Domestic Mills segment)
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(CMC Year End 2008 – Page 3)
increased 11% to 782 thousand tons. Nonferrous pricing advanced a more modest 7% compared to the prior year fourth quarter, but was dropping as the quarter ended. Chinese demand weakened during the quarter and, combined with a rebounding U.S. dollar, drove nonferrous shipments down 14% to 79 thousand tons versus last year’s fourth quarter. We exported 33% of our nonferrous scrap material during the quarter.”
Americas Mills
     McClean said, “With demand strong and scrap prices rising, our Americas Mills segment’s tons melted, rolled, and shipped all exceeded last year’s fourth quarter. Prices increased each month of the quarter (softening only in late August) leading to a pre-tax LIFO expense of $40.2 million compared to income of $135 thousand in the prior year fourth quarter.
     “Our steel mills adjusted operating profit of $45.1 million was down 14.7% compared to the prior year fourth quarter on the heels of a $41.5 million pre-tax LIFO expense compared to a negligible amount last year. Metal margins were 11% higher at $390 per ton, necessary to keep pace with higher costs for utilities, freight, and alloys. The price of ferrous scrap consumed rose a stunning 87% compared to last year. Our average selling price was up $247 per ton to $838 per ton while the average selling price for finished goods was up $227 per ton to $866 per ton. Margins were affected by a 131% increase in alloys and an 86% increase in energy. Combined, these two additional costs accounted for another $29.8 million in costs this quarter compared to the fourth quarter of last year. Sales volumes increased 15.1% to 631 thousand tons. Rebar shipments rose 29%, and merchant tonnage rose 6%. Included in the sales volumes were 120 thousand tons of billets of which 22 thousand tons were exported. Total export tonnage was 33 thousand tons. The price premium of merchant bar over reinforcing bar averaged $158 per ton. On a quarter-to-quarter basis, tonnage melted for the fourth quarter was up 34% to 618 thousand tons while tonnage rolled was 546 thousand tons, an increase of 45%. During the quarter we received the last required environmental permits that allowed us to begin construction of our micro mill project in Arizona and to date have invested $63 million of the expected $165 million total cost. Hot commissioning is expected in September 2009.
     “Our copper tube mill reported an adjusted operating profit of $4.1 million, substantially below last year’s $11.1 million as slowing demand and sliding prices took their toll. The mill recorded a pre-tax LIFO income of $1.3 million compared to a pre-tax expense of $636 thousand in last year’s fourth quarter. Pounds shipped fell 8% to 12.8 million pounds. The average copper selling price decreased 12 cents to $4.53 per pound and metal spreads fell 69 cents per pound. The cost of copper scrap decreased 57 cents to $3.67 per pound. Copper tube production decreased 35% to 9.7 million pounds compared to last year’s fourth quarter.”
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(CMC Year End 2008 – Page 4)
Americas Fabrication & Distribution
     McClean added, “The segment continued to suffer the negative consequences of rapid upward price escalation – titanic LIFO charges and margin compression. Adjusted operating loss was $68 million compared to $36.1 million income in last year’s fourth quarter. Pre-tax LIFO expense was $100.9 million, a quarterly charge for one segment larger than any consolidated year’s expense in CMC’s history, sinking the profitability for the quarter. The comparable LIFO number last year was income of $0.4 million. The composite average fab selling price (excluding stock and buyouts) increased 7% to $1,146 a ton, not enough to match the increase in steel finished goods prices compared to the backlog pricing as we entered the quarter. When considering operations absent the enormous LIFO charge, our construction services, structural fabrication, and post plants had improved earnings over last year’s fourth quarter; rebar fabrication profitability fell slightly, but joist and deck were off substantially. The bright spot for the segment was our domestic steel import and distribution operations that saw a significant increase in profitability compared to last year on the strength of strong contributions from pipe, SBQ, and flat rolled. During the quarter, we completed the acquisitions of ABC Coating and Reinforcing Post-Tensioning Services which added 300 thousand tons annually to our rebar fabrication capacity.”
International Mills
     McClean said, “This segment was our star performer for the quarter. Adjusted operating profit of $57.1 million was an all-time quarterly record and dwarfed last year’s fourth quarter profit of $21.7 million. CMCZ (Poland) benefited from strong domestic and regional markets that allowed it to maximize profits with substantial billet export sales without significant finished goods import competition. CMCZ achieved a fourth quarter (and all-time quarterly record) adjusted operating profit of $63.0 million. For the fourth quarter, tons melted were 395 thousand, 20% above last year’s 330 thousand; rolled tons equaled 266 thousand against 240 thousand last year; and shipments totaled 424 thousand tons (an all-time quarterly record) including 177 thousand tons of billets versus 58 thousand tons last year. Average selling prices increased 29% to PLN 2,091 per ton (including 42% billets) from PLN 1,620 per ton (including 18% billets). The cost of purchased scrap entering production increased 51%. The average metal margin increased by PLN 13 from PLN 727.
     “The turnaround at CMCS (Croatia) continues with improvements in quality and productivity. Average sales prices were higher in the fourth quarter versus the third quarter of this year, and tonnage was up slightly. Sales of seamless tube continue to improve and our backlog is building. We rolled 21 thousand tons and sold 20 thousand tons for the quarter. Our adjusted operating loss was $5.9 million.”
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(CMC Year End 2008 – Page 5)
International Fabrication & Distribution
     “Following its all-time quarterly record earnings in the third quarter, the International Fabrication and Distribution segment set a fourth quarter adjusted operating profit record of $35.7 million, a 47% increase compared to the prior year fourth quarter,” according to McClean. “With global supply of certain raw materials tight, our ores and minerals division set a fourth quarter record for sales and operating profit, finishing its best year ever. Both our Australian import business and our service center and warehouse operations had strong quarters. Other geographies started the quarter strong, but tailed by the end; Europe began the quarter with bullish business as prices climbed toward record levels. But during the quarter, sudden drops in scrap prices, an extended summer end holiday period, and the beginning of Ramadan adversely affected operations. Niche product offerings in Germany and the UK did perform well. Asian demand weakened on the combined effects of a strengthening U.S. dollar, declining oil prices, tight liquidity, and the Beijing Olympics. Our fab shops in Poland and Germany were profitable led by our newly acquired wire mesh operation, P.H.P. Nike, which added annual capacity of 100 thousand tons.”
Financial Condition
     McClean said, “Our financial position remains strong. In August, we issued $500 million of ten year notes due in 2018. The notes have a coupon rate of 7.35%; the effective interest rate is 7.29% after netting interest rate hedges. We had a current ratio of 1.9, contractual borrowing capacity of $372 million under our revolver, and $200 million unused capacity under our domestic accounts receivable securitization program at August 31, 2008. Our coverage ratios remain strong, both on domestic borrowings as well as the separate borrowings of CMCZ. Long-term debt as a percentage of total capitalization was 41.5% without consideration of cash or cash equivalents.”
Outlook
     McClean continued, “The turmoil in global financial markets, the uncertainty of the effects of government intervention, the imminent change in the U.S. administration and a loss of confidence by both consumers and investors clouds our outlook. In the short-term we will face headwinds until such time as confidence and credit/liquidity issues are stabilized. Long-term we continue to see strong demand for steel and related products as the emerging economies urbanize/industrialize. Global infrastructure projects should continue to be a key driver of demand.
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(CMC Year End 2008 – Page 6)
     “Fiscal 2009 will be a challenge to many businesses, including CMC; it is a call to execution; execute our capital plan to lay the groundwork for future growth; execute our cash flow plan; execute our contracts and demand our counterparties do likewise. CMC is organized to withstand the downturns well and to emerge a stronger company able to take advantage of the inevitable opportunities such volatile times provide.”
     McClean added, “Four major projects already underway will comprise most of our capital spending for fiscal 2009. Our micro mill in Arizona will be substantially completed this fiscal year; we will continue the development of our new flexible rolling mill in Poland scheduled for completion in January 2010; we will upgrade our melt shop and caster in Croatia; and we will continue the rollout of SAP. These projects, combined with normal maintenance capital expenditures, should total less than $450 million for the fiscal year.
     “We anticipate first quarter LIFO diluted net earnings per share between $0.35 to $0.45. We foresee substantial LIFO income as prices dramatically decrease, a minimum of $50 million pre-tax income effect for the quarter. In periods of declining prices, customers typically withhold orders waiting to see signals that the market has bottomed. This will translate into lower volumes in most segments. We will adjust our production to meet demand, manage inventories, and maintain metal margins; downtime will be devoted to maintenance and upgrades. There are bright spots – fabrication operations will benefit from lower finished goods prices, easing their margin compression. Forward order books for certain Distribution operations should result in good profitability. Overall, our dedicated employees, vertical integration, and geographic dispersion will see us through this difficult time.”
Conference Call
     CMC invites you to listen to a live broadcast of its fourth quarter/year-end 2008 conference call on Thursday, October 30, 2008, at 11:00 a.m. ET. The call will be hosted by Murray McClean, Chairman, President and CEO; and Bill Larson, Senior Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
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(CMC Year End 2008 – Page 7)
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.
     The Outlook section of this news release contains forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, interest rates, inventory levels, impact of acquisitions and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “outlook,” “will” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include solvency of financial institutions and their ability or willingness to lend, extent of government intervention and its effect on capital markets, construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, the ability to integrate acquisitions into operations; global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Year End 2008 – Page 8)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/08	8/31/07	8/31/08	8/31/07

Domestic Steel Mill Rebar Shipments	285	220	1,135	972
Domestic Steel Mill Structural and Other Shipments	346	328	1,393	1,278
CMCZ Shipments	424	309	1,434	1,366

Total Mill Tons Shipped	1,055	857	3,962	3,616

Average FOB Mill Domestic Selling Price (Total Sales)	$838	$591	$691	$566
Average Cost Domestic Mill Ferrous Scrap Utilized	$448	$239	$350	$233
Domestic Mill Metal Margin	$390	$352	$341	$333
Average Domestic Mill Ferrous Scrap Purchase Price	$409	$209	$329	$211
Average FOB Mill CMCZ Selling Price (Total Sales)	$982	$580	$744	$542
Average Cost CMCZ Ferrous Scrap Utilized	$630	$321	$441	$302
CMCZ Mill Metal Margin	$352	$259	$303	$240
Average CMCZ Ferrous Scrap Purchase Price	$533	$286	$396	$268

Fab Plant Rebar Shipments	295	239	1,061	1,014
Fab Plant Structural, Post , Joist and Deck Shipments	175	190	665	581

Total Fabrication Tons Shipped	470	429	1,726	1,595

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$1,146	$1,073	$1,064	$982

Domestic Scrap Metal Tons Processed and Shipped	871	802	3,391	3,220
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/08	8/31/07	8/31/08	8/31/07

Net Sales:
Americas Recycling	$657,707	$469,911	$2,189,719	$1,800,647
Americas Mills	576,118	407,859	1,966,270	1,539,663
Americas Fabrication & Distribution	844,535	721,606	2,874,594	2,586,776
International Mills	400,133	190,675	1,155,671	777,208
International Fabrication & Distribution	1,180,594	774,837	3,780,916	2,762,542
Corporate, Discontinued Operations and Eliminations	(512,611)	(280,946)	(1,539,792)	(1,137,820)

Total Net Sales	$3,146,476	$2,283,942	$10,427,378	$8,329,016

Adjusted Operating Profit (Loss):
Americas Recycling	$52,869	$33,758	$145,751	$113,037
Americas Mills	49,236	64,002	207,756	259,368
Americas Fabrication & Distribution	(67,978)	36,139	(67,471)	100,032
International Mills	57,108	21,716	96,838	112,379
International Fabrication & Distribution	35,729	24,293	124,338	73,709
Corporate and Eliminations	(24,736)	(24,938)	(99,348)	(79,598)
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(CMC Year End 2008 — Page 9)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended		Fiscal year ended
	8/31/08	8/31/07	8/31/08	8/31/07

Net Sales	$3,146,476	$2,283,942	$10,427,378	$8,329,016

Costs and Expenses:
Cost of goods sold	2,836,715	1,975,739	9,325,724	7,167,989
Selling, general and administrative expenses	209,494	156,386	707,786	583,810
Interest expense	15,978	10,331	58,263	36,334

	3,062,187	2,142,456	10,091,773	7,788,133

Earnings from Continuing Operations Before Income Taxes and Minority Interests	84,289	141,486	335,605	540,883

Income Taxes	19,626	37,271	103,886	172,769

Earnings from Continuing Operations Before Minority Interests	64,663	104,215	231,719	368,114

Minority Interests (Benefit)	(2)	(76)	538	9,587

Net Earnings from Continuing Operations	$64,665	$104,291	$231,181	$358,527

Earnings (Loss) from Discontinued Operations Before Taxes	(2,016)	1,126	1,706	(4,827)
Income Tax (Benefit)	(894)	698	921	(1,731)

Net Earnings (Loss) from Discontinued Operations	(1,122)	428	785	(3,096)

Net Earnings	$63,543	$104,719	$231,966	$355,431

Basic Earnings (Loss) per Share:
Earnings from Continuing Operations	$0.57	$0.88	$2.01	$3.04
Earnings (Loss) from Discontinued Operations	(0.01)	—	0.01	(0.03)

Net Earnings	$0.56	$0.88	$2.02	$3.01

Diluted Earnings (Loss) per Share:
Earnings from Continuing Operations	$0.56	$0.86	$1.96	$2.95
Earnings (Loss) from Discontinued Operations	(0.01)	—	0.01	(0.03)

Net Earnings	$0.55	$0.86	$1.97	$2.92

Cash Dividends per Share	$0.12	$0.09	$0.45	$0.33
Average Basic Shares Outstanding	113,878,939	118,735,742	115,048,512	118,014,149
Average Diluted Shares Outstanding	116,251,800	121,925,891	117,685,753	121,681,730
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(CMC Year End 2008 — Page 10)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	Fiscal year ended
	2008	2007

Assets:
Current Assets:
Cash and cash equivalents	$219,026	$419,275
Accounts receivable, net	1,369,453	1,082,713
Inventories	1,400,332	874,104
Other	228,632	82,760

Total Current Assets	3,217,443	2,458,852

Net Property, Plant and Equipment	1,154,322	767,353

Goodwill	84,837	37,843

Other Assets	289,769	208,615

	$4,746,371	$3,472,663

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$838,777	$484,650
Accounts payable – documentary letters of credit	192,492	153,431
Accrued expenses and other payables	563,424	425,410
Income taxes payable and deferred income taxes	156	4,372
Notes payable	31,305	—
Current maturities of long-term debt	106,327	4,726

Total Current Liabilities	1,732,481	1,072,589

Deferred Income Taxes	50,160	31,977
Other Long-Term Liabilities	124,171	109,813
Long-Term Debt	1,197,533	706,817

Minority Interests	3,643	2,900

Stockholders’ Equity	1,638,383	1,548,567

	$4,746,371	$3,472,663

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(CMC Year End 2008 — Page 11)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	2008	2007

Cash Flows From (Used By) Operating Activities:
Net earnings	$231,966	$355,431
Adjustments to reconcile net earnings to cash from (used by) operating activities:
Depreciation and amortization	135,069	107,305
Minority interests	538	9,587
Asset impairment charges	1,004	3,400
Provision for losses (recoveries) on receivables	4,478	(370)
Share-based compensation	18,996	12,499
Net loss on sale of assets	749	474

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(287,052)	(39,695)
Accounts receivable sold	45,348	115,672
Inventories	(414,556)	(10,381)
Other assets	(177,510)	(89,332)
Accounts payable, accrued expenses, other payables and income taxes	395,987	(22,179)
Deferred income taxes	(4,379)	(10,603)
Other long-term liabilities	5,906	29,482

Net Cash Flows From (Used By) Operating Activities	(43,456)	461,290

Cash Flows Used By Investing Activities:
Capital expenditures	(355,041)	(206,262)
Purchase of interests in CMC Zawiercie and subsidiaries	(169)	(62,104)
Proceeds from the sale of property, plant and equipment & other	1,791	1,470
Acquisitions of other businesses, net of cash acquired	(228,422)	(164,017)

Net Cash Flows Used By Investing Activities	(581,841)	(430,913)

Cash Flows From Financing Activities:
Increase in documentary letters of credit	39,061	11,718
Short-term borrowings, net change	(1,427)	(62,088)
Proceeds from issuance of long-term debt	596,669	400,504
Repayments on long-term debt	(6,053)	(72,282)
Stock issued under incentive and purchase plans	8,910	10,849
Tax benefits from stock plans	10,982	16,894
Treasury stock acquired	(172,312)	(59,169)
Cash dividends	(52,061)	(39,254)

Net Cash From Financing Activities	423,769	207,172

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,279	1,007

Increase (Decrease) in Cash and Cash Equivalents	(200,249)	238,556
Cash and Cash Equivalents at Beginning of Year	419,275	180,719

Cash and Cash Equivalents at End of Year	$219,026	$419,275

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(CMC Year End 2008 — Page 12)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Year
	Ended	Ended
	8/31/08	8/31/08

Net earnings	$63,543	$231,966
Interest expense	17,210	59,488
Income taxes	18,732	104,807
Depreciation and amortization	38,475	135,069

EBITDA	$137,960	$531,330

EBITDA to interest coverage
for the quarter ended August 31, 2008:	for the year ended August 31, 2008:
$137,960 / 17,210 = 8.0	$531,330 / 59,488 = 8.9
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2008 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,638,383
Long-term debt	1,197,533
Deferred income taxes	50,160

Total capitalization	$2,886,076
Other Financial Information
Long-term debt to cap ratio as of August 31, 2008:
Debt divided by capitalization
     $1,197,533 / 2,886,076 = 41.5%
Total debt to cap plus short-term debt ratio as of August 31, 2008:
     ($1,197,533 + 106,327) / (2,886,076 + 106,327) = 43.6%
Current ratio as of August 31, 2008:
Current assets divided by current liabilities
     $3,217,443 / 1,732,481 = 1.9
-(END)-

Contact:	Debbie Okle
Director, Public Relations
214.689.4354
2008-23